Investor Contact:
Vitacost.com
Kathleen Reed
Director of Investor Relations
561.982.4180

ICR, Inc.
John Mills
Senior Managing Director
310.954.1105

Vitacost.com Announces Conclusion of Strategic and Internal Reviews

Company Announces Results for Third and Fourth Quarters 2010 and
First Quarter 2011

Company Announces Termination of Stockholder Rights Plan

BOCA RATON, Fla., June 16, 2011 –Vitacost.com, Inc. (NASDAQ:VITC), a leading online retailer and direct marketer of health and wellness products, announced updates from the conclusion of its previously announced Strategic and Internal Reviews and announced results for the third and fourth quarters of 2010 and the first quarter of 2011.  The Company further announced today that its Board of Directors has voted to terminate the Company's stockholder rights plan by accelerating the expiration date of the plan to June 16th, 2011.  "Our decision to terminate the stockholder rights plan reflects the Board's continuing commitment to corporate governance best practices," said Jeffrey J. Horowitz, the Company's Chief Executive Officer.”

Strategic Review

The Board of Directors has concluded its Strategic Review of the Company’s operations, previously announced on July 30, 2010.  Key updates are as follows:

•
Management Changes – As previously announced, the Board has made several changes to its executive staff over the past nine months including appointing Jeffrey Horowitz as  Chief Executive Officer and Steve Markert as interim Chief Financial Officer.  In addition, the Company has recently named a VP of Human Resources and also named a new Director of Manufacturing.  The Company is currently conducting a search for a Chief Operating Officer.

•
Revised Marketing Plan – New customer additions are a top priority in 2011 as the Company believes that due to the high number of repeat purchases made by customers – an expanded base will create long-term value.  To that regard, the Company has decreased spending on print advertising and is reallocating advertising dollars to on-line and other media channels to accelerate the pace of customer growth.  Also, the Company has instituted ‘free-shipping’ and other promotional measures which should continue throughout the year.

•
SKU Expansion in Key Categories – The Company has accelerated the pace of new product launches for its proprietary products and expects to launch more than 100 new SKUs in 2011.  The Company continues to add third party SKUs in faster growing categories such as personal care, organic foods and sports nutrition.

•
Moving Virtual Inventory In-House – The Company is in the process of bringing more than 12,000 former virtual inventory SKUs in-house to accelerate order fulfillment and delivery time.  This would effectively eliminate virtual inventory offerings.

•
Vitacost Brand -   The Company is in the process of rebranding its proprietary NSI supplement line to a new ‘Vitacost’ label to increase brand and Company awareness.  This process began in April 2011 with the majority of the transition to be completed by the end of the year.

•
Shipping Policy – In order to improve customer service, the Company changed its shipping policy in the fourth quarter of 2010 to allow for splitting and transferring orders between warehouses to expedite the fulfillment process.

•
Increased In-House Manufacturing - The Company performed a formal review of the products it manufactures in-house and brought back 83 proprietary products that were previously manufactured by third party suppliers.

•
Operational Investments – The Company is making infrastructure investments in 2011 to position the Company for future growth.  The Company will spend an estimated $3 to $5 million in 2011 for further improvements on its two distribution centers and its manufacturing facility.

“We are encouraged by the double-digit sales momentum experienced in the fourth quarter 2010 and the first quarter 2011.  We believe the implementation of our new go-to-market strategy will enable us to achieve strong growth throughout 2011 and beyond,” stated Jeffrey J. Horowitz.  “Our value proposition to consumers has not changed. We continue to offer the broadest selection of products at competitive prices with superior customer service.  As the largest on-line provider of dietary supplements in the market today, we believe the changes outlined in our Strategic Review will provide us with the necessary foundation to continue to grow the business and increase profitability long-term.”

Financial Results

The currently comprised Audit Committee has concluded the internal review of the valuation of non-cash stock based compensation previously announced on November 16, 2010 by the previously comprised Audit Committee and has determined that no restatement of the Company’s previously issued financial statements is required.  Accordingly, the Company’s historical filings referenced in Item 4.02 of the Company’s Form 8-K dated December 7, 2010 can now be relied upon.

“We are pleased that with today’s earnings announcement we are returning to a normalized financial reporting schedule,” said Mr. Horowitz.  “Our new Board and management team have been working diligently to resolve the questions surrounding our equity capitalization and are pleased with the recent court decision certifying our share counts.”

Net Sales:

For the third quarter of 2010, the Company reported net sales of $50.3 million, a 4.0% increase from net sales of $48.4 million for the third quarter of 2009.  Advertising and fees earned from affiliate programs were $0.1 million in the third quarter of 2010 compared to $0.4 million in the third quarter of 2009.  Excluding these amounts, sales of third party product increased 14.7% year-over-year to $34.2 million, partially offset by an 8.7% decrease in sales of the Company’s proprietary brands to $13.4 million.  Revenue billed from freight was down 25.0% compared to the third quarter of 2009 to $2.6 million.

For the fourth quarter of 2010, the Company reported net sales of $59.2 million, a 17.8% increase from net sales of $50.3 million for the fourth quarter of 2009 and a 17.7% sequential increase from the $50.3 million reported for the third quarter of 2010.  During the fourth quarter of 2010, the Company discontinued offering loyalty membership programs on its website given the negative publicity surrounding the service.  Advertising and fees earned from affiliate programs were $0.1 million in the fourth quarter of 2010 compared to $0.4 million in the fourth quarter of 2009.  Excluding these amounts, sales of third party product increased 30.8% year-over-year to $40.3 million, partially offset by a 3.9% decrease in sales of the Company’s proprietary brands to $14.8 million, with revenue billed from freight up 10.0% compared to the fourth quarter of 2009 to $4.0 million.

For the first quarter of 2011, the Company reported net sales of $63.8 million, an 11.5% increase from net sales of $57.2 million for the first quarter of 2010.  This was the highest quarterly sales result in the Company’s history, although the growth was down sequentially from the 17.8% year-over-year growth posted in the fourth quarter of 2010.  This was due to decreased promotions compared to the year ago period when the Company ran several large promotions due to the out-of-stock issue.  Due to the elimination of the loyalty membership program in the fourth quarter of 2010 as mentioned above, advertising and fees earned from affiliates was negligible in the first quarter of 2011, compared to $0.3 million in the first quarter of 2010.  Excluding these amounts, sales of third party product increased 23.0% year-over-year to $45.3 million, partially offset by a 0.9% decrease in sales of the Company’s proprietary brands to $15.8 million.  In February 2011, as a result of the Strategic Review, the Company began offering ‘free-shipping’ at an order value of $49 or higher on its website.  Accordingly, revenue billed from freight was down 34.3% compared to the first quarter of 2010 to $2.7 million.

The increase in net sales was primarily the result of an increase in the customer base and the number of shipped orders.  However, sales were negatively impacted in all three quarters from a continuation of a highly competitive and promotional environment as many companies continued to offer deep discounts.  The year-over-year sales decline in proprietary products improved sequentially throughout the nine-month period as sales were negatively impacted by the carryover effect of the out-of-stock condition which occurred in the first half of 2010 and due to a lack of new product introductions as compared to third party SKUs.  The Company expects this situation to improve in 2011 given the more than 100 new proprietary product SKUs set to be launched throughout the year as mentioned above in the Strategic Review.  Also, freight revenues were negatively impacted by ‘free shipping’ offers which the Company ran with various order sizes; however, these were more prevalent during the third quarter of 2010 and the first quarter of 2011.  Back orders did not have a meaningful impact on sales during the nine-month period and are currently at historical lows.

Gross Margin:

For the third quarter of 2010, gross margin decreased to 24.9% compared to 31.2% in the third quarter of 2009.    Approximately 71.8% of product sales stemmed from lower margin third party revenue in the third quarter of 2010 compared to 67.0% in the third quarter of 2009.

For the fourth quarter of 2010, the Company's gross margin decreased to 23.4% from 31.9% in the fourth quarter of 2009.     Third party sales accounted for 73.1% of total product sales in the fourth quarter of 2010 compared to 66.6% in the fourth quarter of 2009.

For the first quarter of 2011, the Company reported a gross margin of 24.1%, down from 28.2% in the first quarter of 2010.  Third party sales accounted for 74.2% of total product sales in the first quarter of 2011 compared to 69.8% in the first quarter of 2010.  However, gross margin improved sequentially from the 23.4% reported in the fourth quarter of 2010.  This improvement was due to reduced product promotions from fourth quarter levels, coupled with select price increases on both proprietary and third party products and reduced purchasing costs from third-party suppliers, partially offset by a step-up in free-shipping offers.

Gross margin was impacted by a mix shift in all three quarters with increased sales of lower margin third party products accounting for a greater percentage of total revenue than in prior periods as third party sales in each period grew at a faster rate than proprietary products.  Going forward, the Company expects to see a similar product mix, as third party product offerings continue to outpace new proprietary product launches and due to a continuation of higher growth rates for third party products.    Gross margin was also negatively impacted by ‘free-shipping’ and other promotional offers in response to a heightened level of competition which is expected to continue in 2011.

Fulfillment Expense:

For the third quarter of 2010, fulfillment expense was $4.4 million compared to $2.3 million in the third quarter of 2009. As a percent of sales, fulfillment expense increased to 8.7% compared to 4.7% in the same period in 2009.

For the fourth quarter of 2010, fulfillment expense was $4.9 million compared to $2.9 million in the fourth quarter of 2009. As a percent of sales, fulfillment expense increased to 8.3% compared to 5.8% in the fourth quarter of 2009.

For the first quarter of 2011, fulfillment expense was $4.9 million compared to $3.7 million in the first quarter of 2010.  As a percent of sales, fulfillment expense increased to 7.7% compared to 6.5% in the year ago period.

The year-over-year increase in all three quarters was primarily due to operating the expanded distribution center in Las Vegas, Nevada and higher labor costs at both the Las Vegas and Lexington, North Carolina facilities as a result of operating inefficiencies. These operating inefficiencies include a significant sales increase in products requiring special handling (e.g. liquids and products in glass packaging) which resulted in higher labor costs.  Labor costs were exacerbated in the fourth quarter due to increased order volume.    Although these order patterns are expected to continue in 2011, the Company is looking at better ways to lower packaging costs. Total fulfillment expenses as a percentage of sales decreased sequentially in both the fourth quarter and the first quarter 2011 due to increased sales leverage.   The Company is working diligently to improve efficiencies at its distribution centers and expects to see improvement in fulfillment expenses by the end of the year.

Sales & Marketing Expense:

For the third quarter of 2010, sales and marketing expense increased to $5.2 million from $3.7 million for the third quarter of 2009.  As a percent of sales, sales and marketing expense increased to 10.4% compared to 7.6% in the same period in 2009.     The increase in sales and marketing expense year-over-year was primarily due to increased on-line advertising spending of $0.7 million, increased print advertising of $0.4 million and an increase in overall payroll expenses of $0.4 million, primarily related to increased headcount at the Company’s customer service center to meet increased call volume and improve customer service.

For the fourth quarter of 2010, sales and marketing expense increased to $4.6 million from $4.3 million for the fourth quarter of 2009.  As a percent of sales, sales and marketing expense decreased to 7.8% for the fourth quarter of 2010 from 8.5% in the fourth quarter of 2009.      Sales and marketing expenses also decreased sequentially both on a dollar basis and as a percent of sales from the third quarter to the fourth quarter of 2010 while driving a 17.7% sequential increase in net sales.  During the fourth quarter, the Company scaled back its print marketing efforts in order to increase its focus on its core internet customers.

For the first quarter of 2011, sales and marketing expense increased to $5.1 million from $3.7 million for the first quarter of 2010. As a percent of sales, expenses increased to 8.1% for the first quarter of 2011 from 6.6% in the first quarter of 2010.  Sales and marketing expense increased year-over-year due to a $1.8 million dollar increase in total internet advertising spending, a $0.4 million reduction in co-op revenue and a $0.1 million increase in depreciation, partially offset by a $0.9 million decrease in traditional print spending as the Company continued to transition away from direct mail pieces.  The Company expects print expenditures to continue to be down throughout 2011 as savings are reinvested in on-line and other media to further increase the focus of the business around serving on-line customers. The Company is focused on driving top-line growth while managing its customer acquisition costs.

General & Administrative Expense:

For the third quarter of 2010, total reported general and administrative expense was $11.8 million, down $4.0 million from the $15.8 million reported in the third quarter of 2009.  Included in the third quarter of 2010 were $6.1 million in expenses broken down as follows:  $3.5 million for settlement of the derivative litigation, $1.2 million in accrued severance to the Company’s former Chief Executive Officer, $0.8 million in fees associated with the class action lawsuit, conclusion of the proxy solicitation and other matters, and $0.7 million in proxy reimbursement fees to Great Hill Partners.  Included in the third quarter of 2009 was $10.9 million in stock based compensation expense incurred in connection with the Company’s initial public offering.

Excluding these items in both periods, general and administrative expense increased $0.7 million year-over-year to $5.6 million in the third quarter of 2010 compared to $4.9 million in the third quarter of 2009.    General and administrative expense increased year-over-year primarily due to an additional $0.3 million in stock-based compensation expense, an increase of $0.2 million  in costs associated with being a public company, an increase of $0.1 million in credit card fees due to higher sales and an additional $0.5 million in on-going expenses, including higher technology costs and other items.

For the fourth quarter of 2010, total reported general and administrative expense was $10.8 million up $5.7 million from the $5.2 million reported in the fourth quarter of 2009.  Included in the fourth quarter of 2010 were $3.1 million in expenses broken down as follows:  $1.1 million in accrued severance to the Company’s former Chief Financial Officer, $0.5 million in 2010 audit fees to the Company’s independent accountants and an additional $1.5 million in legal fees associated with the internal review, equity capitalization issue, class action lawsuit, conclusion of the proxy solicitation, and consulting fees associated with the Strategic Review.

Excluding the $3.1 million in expenses previously mentioned, general and administrative expense was $7.7 million in the fourth quarter of 2010, up $2.5 million compared to $5.2 million in the fourth quarter of 2009. The year-over-year increase was due to increased payroll expenses of $0.8 million, increased costs associated with being a public company of $0.6 million, increased credit card fees of $0.3 million due to higher sales, and an additional $1.5 million in on-going expenses.

For the first quarter of 2011, total reported general and administrative expense was $7.5 million, up $2.6 million from the $4.9 million reported in the first quarter of 2010.  Included in the first quarter of 2011 were $0.6 million in expenses primarily related to the Strategic Review and the Company’s equity capitalization issue.

Excluding the $0.6 million in expenses mentioned above in the 2011 quarter, general and administrative expenses were $6.9 million in the first quarter of 2011, up $2.0 million compared to $4.9 million in the first quarter of 2010.  The year-over-year increase was due to increased payroll expenses of $1.1 million, increased credit card fees of $0.2 million due to higher sales, increased depreciation and amortization expense of $0.1 million, and an additional $0.6 million in on-going expenses.   Increased payroll expenses were due to additional hires in critical areas such as IT, Finance and Business Intelligence.

Operating Income/Loss:

For the third quarter of 2010, the Company reported an operating loss of $8.9 million compared to an operating loss of $6.7 million in the third quarter of 2009.    Excluding the items mentioned in the ‘General and Administrative Expense’ section above in both periods, third quarter 2010 operating loss was $2.7 million compared to an operating profit of $4.2 million in the third quarter of 2009.

For the fourth quarter of 2010, the Company reported an operating loss of $6.5 million compared to an operating profit of $3.7 million for the fourth quarter of 2009.      Excluding the items mentioned in the ‘General and Administrative Expense’ section above, fourth quarter 2010 operating loss was $3.3 million compared to an operating profit of $3.7 million in the fourth quarter of 2009.

For the first quarter of 2011, the Company reported an operating loss of $2.2 million compared to an operating profit of $3.8 million in the first quarter of 2010.   Excluding the item mentioned in the ‘General and Administrative Expense’ section above, the Company reported an operating loss of $1.6 million in the first quarter of 2011, a $1.8 million sequential improvement from the fourth quarter of 2010.

Adjusted EBITDA:

For the third quarter of 2010, excluding the items mentioned above in the ‘General and Administrative Expense’ section, adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and related non-cash compensation expense) was a loss of $0.8 million, compared to a positive $5.1 million in the third quarter of 2009.

For the fourth quarter of 2010, excluding the items mentioned above in the ‘General and Administrative Expense’ section, adjusted EBITDA was a loss of $1.4 million, compared to a positive $5.4 million in fourth quarter of 2009.

For the first quarter of 2011, excluding the item mentioned above in the ‘General and Administrative Expense’ section adjusted EBITDA improved sequentially to break-even.  However, this was down from a positive $5.0 million in the first quarter of 2010.

Income Taxes:

For the third quarter of 2010, the Company reported a tax benefit of $3.3 million, compared to a tax benefit of $3.0 million in the third quarter of 2009.  Excluding items previously mentioned in the ‘General and Administrative Expense’ section above, the third quarter 2010 tax benefit was $1.0 million compared to a tax expense of $0.9 million in the third quarter of 2009.

For the fourth quarter of 2010, the Company reported tax expense of $4.3 million, compared to tax expense of $1.3 million in the fourth quarter of 2009.  Due to the Company’s cumulative pre-tax losses over the past three years, it was determined that a full valuation allowance against its deferred tax assets was warranted.  Accordingly, $6.3 million was recorded as tax expense in the fourth quarter of 2010.  Excluding the items previously mentioned in the ‘General and Administrative Expense’ section above and excluding the $6.3 million in valuation allowance on  deferred tax assets, the fourth quarter 2010 tax benefit was $1.1 million compared to a tax expense of $1.3 million in the fourth quarter of 2009.

For the first quarter of 2011, the Company reported negligible tax expense, compared to income tax expense of $1.2 million in the first quarter of 2010.  The Company recorded an additional $0.7 million in tax expense in the first quarter of 2011 associated with the valuation allowance on its deferred tax assets.   Excluding the items previously mentioned in the ‘General and Administrative Expense’ section above, and excluding the $0.7 million in additional taxes, first quarter 2011 tax benefit was $0.5 million compared to a tax expense of $1.2 million in the first quarter of 2010.

EPS Calculation:

For the third quarter of 2010, the Company reported a net loss of $5.6 million or ($0.20) per share calculated on a weighted average basic share count of 27.8 million shares compared to a reported net loss of $3.8 million or ($0.17) per share for the third quarter of 2009 calculated on a weighted average basic share count of 23.2 million shares.  The Company is using basic shares outstanding in its earnings per share calculation as the inclusion of common stock equivalents in the calculation during both quarters was anti-dilutive.  Excluding the expenses previously mentioned in the ‘General and Administrative Expense’ section above in both quarters, earnings per share were ($0.06) in the third quarter of 2010 compared to $0.13 per share in the third quarter of 2009.  The third quarter of 2009 calculation is off of a fully diluted base of 23.7 million.

For the fourth quarter of 2010, the Company reported a net loss of $10.6 million or ($0.38) per share calculated on a weighted average basic share count of 27.8 million shares compared to net income of $2.6 million or $0.09 per share for the fourth quarter of 2009 calculated on a weighted average fully diluted share count of 28.5 million shares outstanding.  The Company is using basic shares outstanding in the fourth quarter of 2010 calculation as the inclusion of common stock equivalents in the calculation during the quarter was anti-dilutive.  Excluding the expenses previously mentioned in the ‘General and Administrative Expense’ and the ‘Income Taxes’ sections above, earnings per share were ($0.08) in the fourth quarter of 2010 compared to $0.09 per share in the fourth quarter of 2009.

For the first quarter of 2011, the Company reported a net loss of $2.2 million or ($0.08) per share calculated on a weighted average basic share count of 27.8 million shares compared to net income of $2.5 million or $0.09 per share for the first quarter of 2010 calculated on a weighted average fully diluted share count of 28.5 million shares outstanding.  The Company is using basic shares outstanding in the first quarter 2011 calculation as the inclusion of common stock equivalents in the calculation during the quarter was anti-dilutive.  Excluding the expenses previously mentioned in the ‘General and Administrative Expense’ and the ‘Income Taxes’ sections above earnings per share were ($0.04) in the first quarter of 2011 compared to $0.09 per share in the first quarter of 2010.

Balance Sheet:

The Company had cash, cash equivalents, and securities available for sale of $40.4 million as of September 30, 2010 compared to $44.4 million as of December 31, 2009.  The Company reported accounts receivable of $1.2 million and inventory of $30.1 million as of September 30, 2010 compared to balances of $0.7 million and $28.1 million, respectively as of December 31, 2009.

Total debt amounted to $13.6 million as of September 30, 2010 compared to $9.8 million as of December 31, 2009.  Included in the total debt figure were an outstanding line of credit balance of $8.0 million at September 30, 2010 compared to $3.5 million at December 31, 2009 and a notes payable balance of $5.1 million at September 30, 2010 compared to a balance of $5.9 million at December 31, 2009.  Total reported debt also included an interest rate swap liability of $0.5 million at September 30, 2010 compared to a balance of $0.5 million at December 31, 2009.

 On December 13, 2010, the Company paid off $11.6 million in outstanding debt, effectively eliminating its outstanding line of credit, bank notes and interest rate swaps.  As of December 31, 2010, the Company had $25.5 million of cash, cash equivalents and securities available for sale, accounts receivable of $0.4 million and inventory of $29.8 million.  As mentioned in the ‘Income Taxes’ section above, it was determined in the fourth quarter 2010 that due to the Company’s cumulative net losses over the past three years, a full valuation of its deferred tax asset was warranted.  Accordingly, its deferred tax asset (including current portion) was $0 at December 31, 2010. Additionally, during the fourth quarter of 2010, the Company recorded a deferred tax liability of $0.5 million.

The Company had cash, cash equivalents, and securities available for sale of $23.2 million as of March 31, 2011 compared to $25.5 million as of December 31, 2010.  Cash balances declined in the quarter as the Company used existing cash to pay vendors with accelerated terms and some of the various expenses mentioned in the ’General and Administrative Expense’ section above.  The Company reported accounts receivable of $1.3 million and inventory of $28.5 million as of March 31, 2011 compared to balances of $0.4 million and $29.8 million, respectively as of December 31, 2010.

E-Commerce Metrics

A copy of historical e-commerce metrics is available on the Company's website at http://investor.vitacost.com/events.cfm.

Conference Call Information

The Company will host a conference call to discuss these results and will provide additional comments and details at that time. Participating on the call will be Jeff Horowitz, the Company’s Chief Executive Officer and Steve Markert, interim Chief Financial Officer.

The conference call is scheduled to begin at 10:00 a.m. EDT on Thursday, June 16, 2011. The call will be broadcast live over the Internet hosted on the Investor Relations section of Vitacost.com's website at http://investor.vitacost.com/events.cfm, and will be archived online through June 30, 2011. In addition, you may dial (877) 407-0784 to listen to the live broadcast.

A telephonic playback will be available from 1:00 p.m. EDT, June 16, 2011, through June 30, 2011. Participants can dial (877) 870-5176 to hear the playback. The pass code is 374375.

About Vitacost.com, Inc.

Vitacost.com, Inc. (NASDAQ: VITC) is a leading online retailer and direct marketer of health and wellness products, including dietary supplements such as vitamins, minerals, herbs or other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, sports nutrition and health foods. Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com, as well as through its catalogs. Vitacost.com, Inc. strives to offer its customers the broadest product selection of healthy living products, while providing superior customer service and timely and accurate delivery.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements made herein, which include statements regarding the Company’s future growth prospects, future financial performance, expectations regarding improvements in fulfillment expenses, promotional and product introduction plans, plans to increase brand awareness, sales expectations, planned infrastructure investments, expectations regarding advertising expenditures, customer acquisition strategy and expectations regarding the pace of customer growth, plans to launch new SKUs, plans to move virtual inventory in-house to accelerate order fulfillment and delivery time, and expectations regarding when the Company’s common stock will resume trading on the NASDAQ Global Market, involve known and unknown risks and uncertainties, which may cause the Company’s actual results in current or future periods to differ materially from those anticipated or projected herein.  Those risks and uncertainties include, among other things, the current global economic downturn or recession; difficulty expanding the Company’s manufacturing and distribution facilities; significant competition in the Company’s industry; unfavorable publicity or consumer perception of the Company’s products on the Internet; the incurrence of material product liability and product recall costs; inability to defend intellectual property claims; costs of compliance and the Company’s failure to comply with government regulations; the Company’s failure to keep pace with the demands of customers for new products; disruptions in the Company’s manufacturing system, including information technology systems, or losses of manufacturing certifications; the lack of long-term experience with human consumption of some of the Company’s products with innovative ingredients; and costs associated with the internal review and stockholder litigation.  Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Registration Statement on Form S-1, as amended, filed in connection with the company’s initial public offering as well as the Company’s Form 10-K filed for the full year ended December 31, 2009.

Non-GAAP Measures

To supplement the consolidated financial statements presented in accordance with GAAP, Vitacost.com uses the non-GAAP measure of adjusted EBITDA, defined as earnings before interest, taxes, depreciation, and amortization of intangible assets.  To adjust for the impact of certain matters in 2010 and 2011, the Company has further adjusted the EBITDA calculation to exclude the impact of stock-based compensation expense and expenses from certain legal actions, settlements and related costs, severance costs, and certain other charges and credits.  These non-GAAP measures are provided to enhance the user’s overall understanding of the Company’s current financial performance. Management believes that adjusted EBITDA provides useful information to the Company and to investors by excluding certain items that may not be indicative of the Company’s core operating results.  However, adjusted EBITDA should not be considered in isolation, or as a substitute for, or as superior to, net income/loss, cash flows, or other consolidated income/loss or cash flow data prepared in accordance with GAAP, or as a measure of the Company’s profitability or liquidity. Although adjusted EBITDA is frequently used as a measure of operating performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Operating income (loss) is the closest financial measure prepared by the Company in accordance with GAAP in terms of comparability to adjusted EBITDA.  Attached at the end of this release is a reconciliation of reported operating income (loss) determined under GAAP to the presentation of adjusted EBITDA.

VITACOST.COM, INC. BALANCE SHEET

Vitacost.com, Inc.
Consolidated Balance Sheets
March 31, 2011, December 31, 2010, September 30, 2010 and December 31, 2009

	March 31, 2011		September 30, 2010
	(unaudited)	December 31, 2010	(unaudited)	December 31, 2009
Assets
Current Assets
Cash and cash equivalents	$14,451,133	$14,592,803	$3,714,153	$8,658,157
Securities available for sale	8,780,230	10,912,392	36,700,749	35,787,227
Accounts receivable	1,298,825	440,033	1,154,803	735,355
Other receivables	511,532	1,087,311	1,265,213	1,055,372
Inventory, net	28,536,694	29,827,929	30,054,597	28,096,884
Prepaid expenses	1,895,441	1,361,230	2,043,693	1,988,538
Deferred income taxes	-	-	3,714,061	1,167,724
Other assets	3,539,515	3,553,089	2,151,235	-
Total current assets	59,013,370	61,774,787	80,798,504	77,489,257

Property and equipment, net	37,811,231	38,011,314	35,281,388	21,961,903

Goodwill	2,200,000	2,200,000	2,200,000	2,200,000
Intangible assets, net	3,823	4,946	6,186	9,446
Deposits	429,727	114,308	115,643	4,656,128
Deferred tax asset	-	-	1,357,398	1,361,817
	2,633,550	2,319,254	3,679,227	8,227,391

Total assets	$99,458,151	$102,105,355	$119,759,119	$107,678,551

Liability and Stockholders’ Equity
Current Liabilities
Line of credit	$-	$-	$8,000,000	$3,458,183
Current maturities of notes payable	29,700	58,888	5,087,301	1,090,969
Current maturities of capital lease obligations	-	-	-	35,452
Accounts payable	24,095,798	26,533,204	21,079,463	18,052,495
Deferred revenue	3,188,607	2,134,305	2,918,399	1,919,352
Accrued expenses	11,524,072	10,671,865	9,925,812	3,282,476
Income taxes payable	-	-	-	51,221
Total current liabilities	38,838,177	39,398,262	47,010,975	27,890,148

Notes payable, less current maturities	-	-	-	4,820,042
Interest rate swap liability	-	-	532,290	468,719
Deferred tax liability	521,389	521,389
Total liabilities	$39,359,566	$39,919,651	$47,543,265	$33,178,909

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, par value $.00001 per share; authorized 25,000,000; no shares issued and outstanding at March 31, 2011,
December 31, 2010 and December 31, 2009, respectively Common stock, par value $.00001 per share; authorized 100,000,000; 27,488,353, 27,780,453 and 27,488,353 shares issued and outstanding at March 31, 2011, December 31, 2010 and December 31, 2009, respectively	278	278	278	275
Additional paid-in capital	74,950,908	74,829,972	74,198,058	71,932,256
Accumulated other comprehensive loss	(5,763)	(20,207)	(4,112)	-
Retained earnings/ (Accumulated Deficit)	(14,846,837)	(12,624,339)	(1,978,390)	2,567,111
Total stockholders’ equity	60,098,586	62,185,704	72,215,834	74,499,642
Total liabilities and stockholders’ equity	$99,458,152	$102,105,355	$119,759,099	$107,678,551

Source: Vitacost.com

VITACOST.COM, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – For the Three Months Ended September 30, 2010 and September 30, 2009

Vitacost.com, Inc.
Income Statement ($ in 000s)
(Unaudited)

	Quarter Ended
	September 30, 2010			September 30, 2009
	As		Excluding	As		Excluding
	Reported	Adjustments	Adjustments	Reported	Adjustments	Adjustments

Net Sales	$50,312.0		$50,312.0	$48,353.7		$48,353.7

Cost of Goods Sold	37,794.4		37,794.4	33,287.7		33,287.7
Gross Profit	12,517.6		12,517.6	15,066.1		15,066.1

Fulfillment	4,378.2		4,378.2	2,295.0		2,295.0
Sales & Marketing	5,218.0		5,218.0	3,694.4		3,694.4
General & Administrative	11,781.4	6,142.9	5,638.5	15,779.6	10,896.9	4,882.7
Total Operating Expenses	21,377.6		15,234.7	21,769.0		10,872.1

Operating Income	(8,860.0)		(2,717.1)	(6,702.9)		4,193.9

Interest Income	33.0		33.0	20.8		20.8
Interest Expense	(104.5)		(104.5)	(219.2)		(219.2)
Other Income (Expense)	8.2		8.2	2.5		2.5

Income (loss) before taxes	(8,923.3)		(2,780.4)	(6,898.8)		3,998.1
Income tax (expense) benefit	3,293.7	2,267.4	1,026.3	3,048.8	3,931.9	(883.1)

Net Income (loss)	$(5,629.6)		$(1,754.1)	$(3,850.0)		$3,115.0

EPS
Basic	$(0.20)		$(0.06)	$(0.17)		$0.13
Fully Diluted*	$(0.20)		$(0.06)	$(0.17)		$0.13

Basic Shares Outstanding	27,755.5		27,755.5	23,231.4		23,231.4
Fully Diluted Shares Outstanding*	27,755.5		27,755.5	23,231.4		23,657.4

*	The inclusion of common stock equivalents in the calculation of dilluted earnings per share during the periods was anti-dilutive.

Source: Vitacost.com

VITACOST.COM, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – For the Three Months Ended December 31, 2010 and December 31, 2009

Vitacost.com, Inc.
Income Statement ($ in 000s)
(Unaudited)

	Quarter Ended
	December 31, 2010			December 31, 2009
	As		Excluding	As		Excluding
	Reported	Adjustments	Adjustments	Reported	Adjustments	Adjustments

Net Sales	$59,240.4		$59,240.4	$50,290.8		$50,290.8

Cost of Goods Sold	45,361.3		45,361.3	34,252.3		34,252.3
Gross Profit	13,879.2		13,879.2	16,038.5		16,038.5

Fulfillment	4,890.3		4,890.3	2,926.4		2,926.4
Sales & Marketing	4,632.0		4,632.0	4,291.2		4,291.2
General & Administrative	10,810.5	3,104.3	7,706.1	5,152.7		5,152.7
Total Operating Expenses	20,332.8		17,228.4	12,370.3		12,370.3

Operating Income	(6,453.6)		(3,349.3)	3,668.2		3,668.2

Interest Income	34.0		34.0	33.5		33.5
Interest Expense	40.7		40.7	(40.0)		(40.0)
Other Income (Expense)	13.8		13.8	223.4		223.4

Income (loss) before taxes	(6,365.1)		(3,260.7)	3,885.2		3,885.2
Income tax (expense) benefit	(4,280.9)	(5,337.8)	1,057.0	(1,330.4)		(1,330.4)

Net Income (loss)	$(10,645.9)		$(2,203.8)	$2,554.8		$2,554.8

EPS
Basic	$(0.38)		$(0.08)	$0.09		$0.09
Fully Diluted*	$(0.38)		$(0.08)	$0.09		$0.09

Basic Shares Outstanding	27,771.5		27,771.5	27,488.4		27,488.4
Fully Diluted Shares Outstanding*	27,771.5		27,771.5	28,513.1		28,513.1

*	The inclusion of common stock equivalents in the calculation of dilluted earnings per share during the quarter ended December 31, 2010 was anti-dilutive.

Source: Vitacost.com

VITACOST.COM, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – For the Twelve Months Ended December 31, 2010 and December 31, 2009

Vitacost.com, Inc.
Income Statement ($ in 000s)

	Twelve Months Ended
	December 31, 2010			December 31, 2009
	As		Excluding	As		Excluding
	Reported	Adjustments	Adjustments	Reported	Adjustments	Adjustments

Net Sales	$220,680.5		$220,680.5	$191,807.0		$191,807.0

Cost of Goods Sold	164,205.7		164,205.7	130,605.5		130,605.5
Gross Profit	56,474.8		56,474.8	61,201.5		61,201.5

Fulfillment	17,353.7		17,353.7	8,953.6		8,953.6
Sales & Marketing	18,727.5		18,727.5	14,283.7		14,283.7
General & Administrative	33,918.7	10,606.0	23,312.7	29,082.6	10,896.9	18,185.7
Total Operating Expenses	70,000.0		59,394.0	52,319.9		41,423.0

Operating Income	(13,525.1)		(2,919.1)	8,881.6		19,778.5

Interest Income	127.9		127.9	96.5		96.5
Interest Expense	(341.0)		(341.0)	(497.9)		(497.9)
Other Income (Expense)	38.1		38.1	249.8		249.8

Income (loss) before taxes	(13,700.2)		(3,094.2)	8,730.1		19,626.9
Income Tax (expense) benefit	(1,491.2)	(2,587.3)	1,096.0	(2,836.1)	3,931.9	(6,768.0)

Net Income (loss)	$(15,191.5)		$(1,998.2)	$5,894.0		$12,858.9

EPS
Basic	$(0.55)		$(0.07)	$0.24		$0.53
Fully Diluted	$(0.55)		$(0.07)	$0.24		$0.52

Basic Shares Outstanding	27,703.7		27,703.7	24,216.9		24,216.9
Fully Diluted Shares Outstanding*	27,703.7		27,703.7	24,674.2		24,674.2

*	The inclusion of common stock equivalents in the calculation of dilluted earnings per share during the year endedDecember 31, 2010 was anti-dilutive.

Source: Vitacost.com

VITACOST.COM, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – For the Three Months Ended March 31, 2011 and March 31, 2010

Vitacost.com, Inc.
Income Statement ($ in 000s)
(Unaudited)

	Quarter Ended
	March 31, 2011			March 31, 2010
	As		Excluding	As		Excluding
	Reported	Adjustments	Adjustments	Reported	Adjustments	Adjustments

Net Sales	$63,762.1		$63,762.1	$57,176.1		$57,176.1

Cost of Goods Sold	48,395.3		48,395.3	41,066.9		41,066.9
Gross Profit	15,366.8		15,366.8	16,109.3		16,109.3

Fulfillment	4,941.4		4,941.4	3,690.4		3,690.4
Sales & Marketing	5,139.4		5,139.4	3,746.5		3,746.5
General & Administrative	7,485.4	612.5	6,872.9	4,884.0		4,884.0
Total Operating Expenses	17,566.2		16,953.7	12,320.8		12,320.8

Operating Income	(2,199.4)		(1,586.9)	3,788.5		3,788.5

Interest Income	14.9		14.9	28.5		28.5
Interest Expense	(2.5)		(2.5)	(127.1)		(127.1)
Other Income (Expense)	1.9		1.9	11.6		11.6

Income (loss) before taxes	(2,185.1)		(1,572.6)	3,701.4		3,701.4
Income tax (expense) benefit	(37.4)	(505.6)	468.1	(1,196.1)		(1,196.1)

Net Income (loss)	$(2,222.5)		$(1,104.4)	$2,505.3		$2,505.3

EPS
Basic	$(0.08)		$(0.04)	$0.09		$0.09
Fully Diluted*	$(0.08)		$(0.04)	$0.09		$0.09

Basic Shares Outstanding	27,790.0		27,790.0	27,552.1		27,552.1
Fully Diluted Shares Outstanding*	27,790.0		27,790.0	28,528.6		28,528.6

*	The inclusion of common stock equivalents in the calculation of dilluted earnings per share during the quarter endedMarch 31, 2011 was anti-dilutive.

Source: Vitacost.com

QUARTERLY NET SALES BY PRODUCT LINE – For the Three and Nine Months Ended September 30, 2010 and September 30, 2009

	Vitacost.com - Revenue by Product Line ($ in 000s)
	Three Months Ended
	September 30,
	(unaudited)		$	%
	2010	2009	Increase	Increase
Third-party product (1)	$34,296	$30,193	$4,104	13.6%
Proprietary products	13,416	14,693	(1,277)	-8.7%
Freight	2,600	3,468	(868)	-25.0%
Net sales	50,312	48,354	1,958	4.0%

(1)	Third-party product sales include advertising and fees earned from affiliate programs of $138K in 3Q10 and $424K in 3Q09.

	Nine Months Ended
	September 30,
	(unaudited)		$	%
	2010	2009	Increase	Increase
Third-party product (1)	$106,647	$88,520	$18,127	20.5%
Proprietary products	44,313	43,033	1,279	3.0%
Freight	10,480	9,963	517	5.2%
Net sales	161,440	141,516	19,924	14.1%

(1)	Third-party product sales include advertising and fees earned from affiliate programs of $668K for the nine months ended September 30, 2010 and were $1.5M for the nine months ended September 30, 2009.

QUARTERLY NET SALES BY PRODUCT LINE – For the Three and Twelve Months Ended December 31, 2010 and December 31, 2009

	Vitacost.com - Revenue by Product Line ($ in 000s)
	Three Months Ended
	December 31,
	(unaudited)		$	%
	2010	2009	Increase	Increase
Third-party product (1)	$40,417	$31,230	$9,188	29.4%
Proprietary products	14,847	15,447	(601)	-3.9%
Freight	3,976	3,614	362	10.0%
Net sales	59,240	50,290	8,950	17.8%

(1)	Third-party product sales include advertising and fees earned from affiliate programs of $103K in 4Q10 and $396K in 4Q09.

	Twelve Months Ended
	December 31,		$	%
	2010	2009	Increase	Increase
Third-party product (1)	$147,065	$119,750	$27,315	22.8%
Proprietary products	59,159	58,480	679	1.2%
Freight	14,457	13,577	880	6.5%
Net sales	220,680	191,807	28,873	15.1%

(1)
Third-party product sales include advertising and fees earned from affiliate programs of $770K for the twelve months ended December 31, 2010 and were $1.9M for the twelve months ended December 31, 2009.

QUARTERLY NET SALES BY PRODUCT LINE – For the Three Months Ended March 31, 2011 and March 31, 2010

	Vitacost.com - Revenue by Product Line ($ in 000s)
	Three Months Ended
	March 31,
	(unaudited)		$	%
	2011	2010	Increase	Increase
Third-party product (1)	$45,294	$37,148	$8,146	21.9%
Proprietary products	15,750	15,889	(139)	-0.9%
Freight	2,718	4,139	(1,421)	-34.3%
Net sales	63,762	57,176	6,586	11.5%

(1)	Third-party product sales include advertising and fees earned from affiliate programs of $625 in 1Q11 and $343K in 1Q10.

VITACOST.COM, INC. RECONCILIATION OF GAAP OPERATING INCOME TO ADJUSTED EBITDA

To supplement the consolidated financial statements presented in accordance with GAAP, Vitacost.com uses the non-GAAP measure of adjusted EBITDA, defined as earnings before interest, taxes, depreciation, and amortization of intangible assets.  To adjust for the impact of certain matters in 2010 and 2011, the Company has further adjusted the EBITDA calculation to exclude the impact of stock-based compensation expense and expenses from certain legal actions, settlements and related costs, severance costs, and certain other charges and credits.  These non-GAAP measures are provided to enhance the user’s overall understanding of the Company’s current financial performance. Management believes that adjusted EBITDA provides useful information to the Company and to investors by excluding certain items that may not be indicative of the Company’s core operating results.  However, adjusted EBITDA should not be considered in isolation, or as a substitute for, or as superior to, net income/loss, cash flows, or other consolidated income/loss or cash flow data prepared in accordance with GAAP, or as a measure of the Company’s profitability or liquidity. Although adjusted EBITDA is frequently used as a measure of operating performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Operating income (loss) is the closest financial measure prepared by the Company in accordance with GAAP in terms of comparability to adjusted EBITDA.  Attached is a reconciliation below of reported operating income (loss) determined under GAAP to the presentation of adjusted EBITDA.

Adjusted EBITDA Calculation ($ in 000s)

	1Q10	2Q10	3Q10	4Q10	2010 Yr	1Q11
Reported operating (loss) income	3,788.5	(2,000.0)	(8,860.0)	(6,453.6)	(13,525.1)	(2,199.4)
Depreciation and amortization	1,082.8	1,322.8	1,347.7	1,384.3	5,137.6	1,492.5
FAS 123R - Stock Option Expense	156.5	193.0	536.5	577.4	1,463.4	99.4
Adjusted EBITDA	5,027.8	(484.2)	(6,975.7)	(4,491.9)	(6,924.0)	(607.5)

Adjustments:
- Settlement of derivative lawsuits			3,500.0		3,500.0
- Accrued severance to former executives	-	-	1,153.1	1,113.4	2,266.5
- Proxy reimbursement expenses to GHP	-	-	700.0	-	700.0
- 2010 audit fee to independent accountants				532.5	532.5
- Additional proxy/legal/consulting expenses	-	1,358.5	789.8	1,458.4	3,606.7	612.5
Total	-	1,358.5	6,142.9	3,104.3	10,605.7	612.5

Adjusted EBITDA	$5,027.8	$874.3	$(832.9)	$(1,387.5)	$3,681.7	$5.0

Source: Vitacost.com